Exhibit 99.2

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
1

Prepared Remarks

Nuance Fourth Quarter and Fiscal 2016
Nuance is providing a copy of these prepared remarks, in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. ET today and will include only brief comments followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at http://investors.nuance.com. The call can also be heard by dialing 800-288-8961 or 612-332-0636 at least five minutes prior to the call and referencing code 405327. A replay will be available within 24 hours of the announcement by dialing 800-475-6701 or 320-365-3844 and using the access code 405327.

Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on our non-GAAP financial measures.

Summary of Business and Financial Trends
In FY16 we saw improvement across numerous key metrics as we transitioned our business toward recurring revenue models, executed on our transformation program, and positioned the company for future long-term growth. We also strengthened our competitive position in key markets by advancing our innovation and providing more offerings and solutions to the markets we serve. We believe last year’s groundwork positions us well for organic growth in FY17 and beyond.

We delivered a strong fourth quarter and ended FY16 with excellent performance and momentum as we:

•	Delivered record net new bookings in the quarter of $516.9 million, up 45% compared to Q4 15, and for the year $1,502.3 million, up 4% compared to FY15;

•	Reported strong non-GAAP revenue of $512.4 million in Q4 16 and $1,979.6 million in FY16 and GAAP revenue of $506.2 million in Q4 16 and $1,948.9 million in FY16;

•	Increased recurring revenue both for the quarter and the year to 70% of total revenue, an increase of 400 basis points year over year from FY15, on both a non-GAAP and GAAP basis;

•	Delivered non-GAAP operating margin of 28.5% and GAAP operating margin of 7.1% for FY16;

•	Generated Q4 16 non-GAAP diluted EPS of $0.41 and FY16 non-GAAP diluted EPS of $1.52 and Q4 16 GAAP diluted EPS of $0.06 and FY16 GAAP diluted EPS of $(0.04); and,

•	Delivered record Cash Flow From Operations (CFFO) for FY16 of $565.8 million, up 16% from FY15.

We strengthened our competitive position in our markets as we:

•
Outpaced competitors’ offerings as evidenced by notable wins in Healthcare with marquee accounts including Ardent Health and Carolinas; and in Enterprise with HSBC, Nationwide Building Society, and Takacom among other prominent clients;

•
Advanced our innovation with new offerings that combine speech and natural language technology with deep domain knowledge and integration into critical workflows. Examples include Dragon Medical Advisor, an AI-assisted Dragon Drive offering, and new cognitive capabilities in our Nina virtual agents; and,

•	Won several industry awards including the BMW Supplier Innovation Award, the USAA Supplier Award, and a number one customer satisfaction ranking with Black Book for our CDI solutions.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
2

We expect to return to organic revenue growth in FY17 and to maintain the strong profitability and cash flow achieved in FY16. In FY17 we expect:

•	Net new bookings to grow in the range of 2% to 6%;

•	Performance in our growth businesses to outpace our revenue model shift and few declining businesses, resulting in overall net positive organic revenue growth of approximately 1%;

•	Continued evolution of our businesses toward recurring revenue models, with recurring revenue approaching 73% of total non-GAAP revenue; and,

•
Continuation of our transformation program, with further cost initiatives to enable increased investment in our growth businesses, while maintaining non-GAAP gross margin of approximately 63%, and non-GAAP operating margin between 28% and 29%.

Key Financial Results for Fourth Quarter 2016 and Fiscal 2016
We delivered a strong fourth quarter and ended our FY16 with excellent performance and momentum across our business. Our improved performance is evidenced in several key metrics, such as net new bookings, revenue, recurring revenue, earnings, cash flow, and deferred revenue, which we highlight below along with other financial results.

Net New Bookings

•
We delivered record net new bookings in Q4 16 of $516.9 million, resulting in 42% sequential and 45% year over year growth, exceeding our expectations for the quarter. This growth was broad-based across our businesses, especially in Healthcare and Mobile. In particular, we saw a significant increase in multi-year Dragon Medical cloud bookings.

•
For fiscal 2016, total net new bookings were $1,502.3 million, up 4% from $1,450.4 million in fiscal 2015. We delivered full year net new bookings growth of 4% even though certain larger deals remain in our Q1 17 pipeline as we expected.

Table: Net New Bookings

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016
Net New Bookings (in millions)	$303.8	$304.7	$484.4	$357.4	$1,450.4	$308.7	$313.7	$362.9	$516.9	$1,502.3

Revenue

•
In Q4 16, we delivered non-GAAP revenue of $512.4 million exceeding our guidance range, up approximately 6% sequentially, and down slightly from a year ago. We delivered GAAP revenue of $506.2 million, also exceeding our guidance range, up approximately 6% sequentially, and up slightly from a year ago. Our year over year performance reflects strong growth across our Enterprise offerings, offset by mix shift from perpetual to term revenue models, especially in our Dragon Medical business, as well as continued HIM erosion and handset decline.

•
For fiscal 2016, we reported non-GAAP revenue of $1,979.6 million, essentially flat from $1,979.1 million in fiscal 2015 driven by strength and growth in our automotive, Enterprise, and Dragon Medical businesses offset by HIM erosion, lower revenue in handsets, and lower revenue owing to the transition from perpetual to cloud and subscription models. GAAP revenue was $1,948.9 million, up $17.8 million from $1,931.1 million in fiscal 2015.

•	Our organic revenue in fiscal 2016 declined 2% from fiscal 2015.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
3

Transition to Recurring Revenue

•
In Q4 16, we reported non-GAAP recurring revenue of $357.1 million, compared to $345.0 million last quarter and $347.0 million a year ago, driven by an increase in term license deals and growth in hosting driven primarily by our Enterprise multi-channel solutions offerings. GAAP recurring revenue was $352.1 million, compared to $340.5 million a year ago. Non-GAAP and GAAP recurring revenue increased to 70% in Q4 16 compared to 68% in Q4 15.

•
Non-GAAP recurring revenue in FY16 was $1,380.3 million compared to $1,314.7 million in FY15, driven by growth in Enterprise and Mobile on-demand and connected solutions, an increase in royalties in Mobile and growth in Dragon Medical cloud. Offsetting the growth, recurring revenue was negatively impacted by HIM erosion. GAAP recurring revenue was $1,357.4 million in FY16 compared to $1,280.5 million in FY15. Non-GAAP and GAAP recurring revenue increased to 70% of total revenue in FY16, up from 66% in FY15.

Table: Non-GAAP Revenue by Type and as % of Total Non-GAAP Revenue*

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016
Perpetual Product and Licensing	$119.2	$125.9	$111.7	$118.4	$475.2	$117.2	$90.2	$82.3	$100.5	$390.2
% of Revenue	24%	26%	23%	23%	24%	24%	19%	17%	20%	20%
Recurring Product and Licensing	$61.1	$57.8	$58.2	$76.9	$254.0	$67.9	$74.1	$75.3	$81.7	$299.1
% of Revenue	13%	12%	12%	15%	13%	14%	15%	16%	16%	15%
Professional Services	$ 55.2	$ 51.6	$ 51.6	$53.2	$211.5	$50.0	$55.9	$61.5	$58.9	$226.3
% of Revenue	11%	11%	11%	10%	11%	10%	11%	13%	11%	11%
On-demand	$174.8	$176.2	$185.8	$184.2	$721.2	$179.7	$187.1	$183.2	$189.3	$739.2
% of Revenue	36%	36%	38%	36%	36%	36%	38%	38%	37%	37%
Maintenance and Support	$ 78.8	$ 76.6	$ 81.3	$80.6	$317.1	$80.2	$80.0	$82.5	$82.0	$324.7
% of Revenue	16%	16%	17%	16%	16%	16%	16%	17%	16%	16%
Total revenue	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9	$487.4	$484.9	$512.4	$1,979.6
Total Recurring Revenue *	$321.7	$315.6	$330.4	$347.0	$1,314.7	$332.5	$345.8	$345.0	$357.1	$1,380.3
% of Revenue	66%	65%	68%	68%	66%	67%	71%	71%	70%	70%

* Total non-GAAP recurring revenue is the sum of recurring product and licensing, on-demand, and maintenance and support revenue as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenue from royalty arrangements.

•	At the end of the quarter, the Estimated 3-Year Value of Total On-Demand Contracts was $2,430.0 million, up from $2,299.1 million a year ago driven primarily by our Enterprise multi-channel solutions.

Table: Estimated On-Demand Contract Values

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Estimated 3-Year Value of Total On-Demand Contracts (in millions)	$2,227.2	$2,177.9	$2,312.6	$2,299.1	$2,245.3	$2,161.3	$2,161.1	$2,430.0

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
4

Gross Margin

•
Q4 16 non-GAAP gross margin was 63.7%, an increase of 170 basis points sequentially due to higher product licensing revenue this quarter. Year over year, non-GAAP gross margin in Q4 16 declined by 80 basis points due to revenue mix shift toward a higher percentage of professional services revenue. GAAP gross margin in Q4 16 was 58.4%, an increase of 190 basis points sequentially and an increase of 30 basis points year over year.

•
In fiscal 2016, we reported non-GAAP gross margin of 63.0%, which was flat compared to FY15 as mix shift offset gross margin improvements. GAAP gross margin was 57.4% in FY16, an increase of 30 basis points compared to 57.1% in FY15.

Operating Expenses and Operating Margin

•
As discussed in prior quarters, we are in the midst of a formal transformation program to focus product and services investments on our best growth opportunities, increase operating efficiencies, and reduce costs. Overall we are pleased with the progress we have made as, based on our Q4 16 costs, our annualized costs are now only slightly more than the $1.4 billion target we set at the beginning of this initiative in fiscal 2015.

•
Q4 16 non-GAAP operating expenses were $173.3 million, compared to $168.8 million last quarter and $175.8 million a year ago. Q4 16 GAAP operating expenses were $250.2 million, compared to $241.3 million last quarter and $264.3 million a year ago. Q4 16 non-GAAP operating margin was 29.9%, an increase of 270 basis points sequentially and a slight decline year over year. GAAP operating margin was 9.0%, an increase of 300 basis points sequentially and an increase of 330 basis points year over year.

•
Total FY16 non-GAAP operating expenses were $683.1 million, an improvement of $45.2 million from $728.3 million a year ago. Total GAAP operating expenses were $980.9 million, an improvement of $66.8 million from $1,047.7 million a year ago. Our FY16 non-GAAP operating margin was 28.5%, an improvement of 230 basis points as compared to 26.2% in FY15, led by cost discipline across all categories of operating expenses. GAAP operating margin was 7.1%, an increase of 430 basis points as compared to 2.8% in FY15.

Interest Expense

•
Non-GAAP net cash interest expense was $23.4 million in Q4 16, up $2.3 million year over year owing to the $300 million senior notes bearing interest at 6.000% issued in June 2016. GAAP net interest expense was $36.4 million in Q4 16, up $8.0 million year over year.

•
Non-GAAP net cash interest expense was $81.2 million for FY16, down $5.4 million year over year primarily as a result of the retirement of our term bank loan during Q1 16. GAAP interest expense was $128.3 million in Q4 16, up $12.4 million year over year.

Earnings Performance

•
In Q4 16, non-GAAP diluted EPS was $0.41, up $0.03 sequentially and flat year over year. GAAP diluted EPS in Q4 16 was $0.06 per share, up from a loss of $(0.04) in both Q3 16 and a year ago. The performance was driven by improved profitability across the company combined with benefits from lower share count due to share buybacks earlier in the year.

•
In FY16, we reported non-GAAP net income of $454.4 million, or $1.52 per diluted share compared to $411.6 million, or $1.27 per diluted share, in FY15. We recognized GAAP net loss of $(12.5) million, or $(0.04) per share, compared to GAAP net loss of $(115.0) million, or $(0.36) per share, in FY15.

•	During Q4 16 we did not repurchase shares of our common stock. As of September 30, 2016, we had approximately $292.5 million remaining under the Board’s repurchase program authorization.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
5

Cash Flow from Operations (CFFO)

•	Q4 16 CFFO was $138.9 million, an increase of 10% sequentially and decline of 8% year over year. CFFO as a percent of non-GAAP net income was 117%, flat from both last quarter and a year ago.

•
We reported record full-year CFFO of $565.8 million, up 16% compared to $487.6 million in FY15, benefitting from strong profitability and change in working capital. CFFO as a percent of non-GAAP net income was 125%, up from 118% a year ago, well in excess of our annual target of 105% to 110%.

•	As of September 30, 2016, our balance of cash, cash equivalents and marketable securities was $608.1 million.

Table: Operating Cash Flow

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016
Cash Flow from Operations (in millions)	$95.7	$119.9	$120.3	$151.6	$487.6	$141.1	$159.9	$125.9	$138.9	$565.8

Days Sales Outstanding (DSO)

•
In Q4 16, DSO was 67 days, down 1 day sequentially and flat compared to a year ago. The consistency in DSO was due to strong cash collections and ongoing transition to hosted and term offerings, which are billed and collected on a more frequent basis.

Table: Days Sales Outstanding (DSO)

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Days Sales Outstanding	78	74	69	67	69	68	68	67

Deferred Revenue

•
We ended Q4 16 with deferred revenue of $736.1 million, up 1% from Q3 16 and up 10% compared to $668.2 million a year ago. Deferred revenue growth was driven by our hosted solutions, most notably for our automotive connected services, as well as maintenance and support contracts.

Table: Total Deferred Revenue

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Total Deferred Revenue (in millions)	$621.1	$637.8	$647.6	$668.2	$732.7	$748.5	$729.1	$736.1

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
6

Milestones and Market Position for our Segments

Overall Trends

•	We continued to secure significant wins and nurture strong customer allegiance across our businesses.

•	We advanced our AI and cognitive computing agenda, adding innovative elements into many of our product families.

•	We underscored our competitive advantages with several industry awards.

Healthcare
In our Healthcare segment, we reported record net new bookings in the quarter and made significant progress in advancing our strategy for end-to-end clinical documentation. Healthcare non-GAAP revenue in Q4 16 of $239.8 million was down slightly sequentially and down approximately 7% on a year over year basis. Segment margin of 32% was flat sequentially and down 600 basis points over the same period last year driven by revenue mix shift to professional services and cloud offerings in our Dragon Medical businesses. Highlights for Healthcare include:

•	We delivered a record quarter for CDI bookings, which is evidence for the strong demand for our most advanced Healthcare offerings;

•	We saw robust momentum for our more comprehensive bundled Healthcare offerings that combine cloud and transcription solutions, providing cost certainty for customers and revenue continuity for Nuance;

•	We continued a trend of significant wins and takeaways from key competitors, signing several large hospitals and more than 100 competitive wins in FY16;

•	We introduced Dragon Medical Advisor, which combines real-time CDI with Dragon Medical cloud to offer a highly differentiated clinical documentation solution for our hospital clients;

•	Our professional services performed above expectations in the quarter; and,

•
Performance was slightly offset by continued erosion in our traditional back-end transcription business, which has been fueled by electronic medical records and the growing adoption of our front-end Dragon Medical solutions.

Table: Healthcare Lines

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Annualized line run-rate in healthcare on-demand business (in billions)	5.433	5.395	5.471	5.278	5.140	5.130	5.003	4.785

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
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Mobile
Our Mobile segment performed well as the business advanced its automotive, carrier and operator services, and reduced its reliance on handset revenue. Mobile delivered a strong net new bookings quarter in automotive and mobile operator services in Q4 16. Non-GAAP revenue of $97.2 million in Q4 16 was up 6% sequentially, though down approximately 8% from a year ago due to declining handset revenue from mature markets. Segment margin was 36% an increase of 200 basis points sequentially and flat from a year ago. Strong bookings for our TV solutions and early design wins in IoT are expected to compensate for eroding handset revenue over time.  Highlights for the segment include:

•	Significant automotive wins with Daimler and Ford, which combine content and speech, are further evidence of our position with leading automakers that seek to differentiate their brands;

•	We won a prestigious BMW Supplier Innovation award, which recognizes a long-term BMW partner that has delivered the most significant impact on driving innovation across BMW models;

•	We had a notable Dragon TV win with Liberty Global, Europe’s largest cable operator, which is proof of our growing position in the living room globally;

•
Recurring revenue across the business continued to grow year over year led by royalty revenue in our automotive business, and on-demand revenue in our automotive and mobile operator services businesses; and,

•	Our mobile operator services business delivered strong bookings and recurring revenue in FY16 with major global carriers including a significant win with Claro Central America.

Enterprise
Our Enterprise segment delivered a record quarter in net new bookings and revenue, finishing the strongest quarter in its history. The division recorded its sixth consecutive quarter of sequential revenue growth, with non-GAAP revenue of $109.0 million, up 14% sequentially and up 23% year over year. A combination of gross margin improvements and cost control programs, together with strong revenue in the quarter, delivered segment profit of approximately 35% in Q4 16, up from 33% in Q3 16 and up from 27% in Q4 of last year. Highlights for Enterprise include:

•
Notable bookings growth for our voice biometrics solutions, which shows the continued market endorsement of the use of this technology by leading global companies for user verification and authentication;

•	Strong growth across our key channel partners, which serves as evidence of our increasing value in the customer care ecosystem;

•
We continued to improve performance in our contact center solutions, with strength in voice biometrics and professional services through a focus on vertical markets that include financial services, telecommunications, and government. These continuing trends are further proof that portfolio expansion into multi-channel intelligent self-service is taking hold with our customers; and,

•
We benefitted from operational changes made at the start of the fiscal year, especially in sales leadership and aligning sales to verticals and channels, and implementation of our cognitive and AI capabilities.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
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Imaging
Our Imaging business delivered solid results in the fourth quarter of fiscal 2016 as non-GAAP revenue increased to $66.4 million, up 17% sequentially and 7% year over year, driven by growth in MFP. Net new bookings declined in Q4 16 sequentially and year over year due to large deals won in the prior quarter and prior year. This decline was partially offset by the Power PDF 2.0 launch, which posted strong results. Segment profit margin was 47% in Q4 16, up from 36% in Q3 16 and up from 41% in Q4 of last year. The improvement was driven by license revenue growth, improved license margins, and lower sales and marketing expenses. Highlights for the segment include:

•
We continued to advance our product portfolio, strengthen our services capabilities, and position ourselves to take advantage of transition in the MFP industry. More than ever, our MFP and other partners need to rely on our cross-platform product and service model as they manage their own solutions and organization transitions; and,

•	Our Power PDF 2.0 launch was well received among enterprise organizations, which led to a resurgence of interest and attractive growth for this product.

Table: Non-GAAP Revenue by Segment

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016
Healthcare	$250.8	$243.3	$249.4	$257.2	$1,000.8	$248.1	$244.4	$241.0	$239.8	$973.3
Yr/yr. Organic Growth	(3)%	(5)%	(4)%	2%	(3)%	1%	1%	(6%)	(11%)	(4)%
Mobile	$87.5	$102.0	$96.0	$105.8	$391.2	$96.4	$91.8	$91.8	$97.2	$377.3
Yr/yr. Organic Growth	5%	15%	(5)%	3%	4%	(0)%	(16)%	(4%)	(8%)	(7%)
Enterprise	$ 90.6	$ 83.3	$ 87.0	$88.4	$349.3	$88.8	$94.4	$95.2	$109.0	$387.5
Yr/yr. Organic Growth	(3)%	(7)%	0%	(9)%	(5)%	(2)%	13%	9%	15%	9%
Imaging	$ 60.1	$ 59.5	$ 56.3	$61.9	$237.7	$61.6	$56.7	$56.8	$66.4	$241.6
Yr/yr. Organic Growth	(9)%	(7)%	(8)%	(11)%	(9)%	3%	(5)%	1%	7%	2%
Total revenue	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9	$487.4	$484.9	$512.4	$1,979.6
Yr/yr. Organic Growth	(3)%	(2)%	(4)%	(2)%	(2)%	0%	(1)%	(2%)	(4%)	(2)%
Yr/yr. Constant Currency Organic Growth						2%	(0)%	(2%)	(4%)	(1)%

Table: Non-GAAP Profit by Segment

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016
Healthcare	$78.4	$82.8	$83.9	$98.3	$343.4	$81.2	$78.4	$78.1	$75.7	$313.5
Segment Profit as % of Segment Revenue	31%	34%	34%	38%	34%	33%	32%	32%	32%	32%
Mobile	$12.5	$31.9	$25.5	$38.4	$108.2	$33.8	$33.4	$31.0	$35.2	$133.4
Segment Profit as % of Segment Revenue	14%	31%	27%	36%	28%	35%	36%	34%	36%	35%
Enterprise	$25.3	$19.6	$25.4	$23.9	$94.4	$26.2	$34.1	$31.1	$38.6	$130.0
Segment Profit as % of Segment Revenue	28%	24%	29%	27%	27%	30%	36%	33%	35%	34%
Imaging	$19.9	$22.1	$21.8	$25.5	$89.3	$27.0	$22.2	$20.6	$31.0	$100.8
Segment Profit as % of Segment Revenue	33%	37%	39%	41%	38%	44%	39%	36%	47%	42%
Total segment profit	$136.2	$156.4	$156.6	$186.1	$635.3	$168.2	$168.1	$160.8	$180.6	$677.6
Total segment profit as % of total segment revenue	28%	32%	32%	36%	32%	34%	34%	33%	35%	34%

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
9

Guidance and Outlook
As we enter the first quarter and fiscal year of 2017, we expect a continuation of the market trends we experienced in recent periods.  We intend to continue to improve our financial performance by investing in key growth areas, strengthening our competitive positions, and maintaining our cost discipline.
In FY17, we expect to return to organic revenue growth as we realize the benefits of bookings growth in fiscal 2016 and as our growth product lines outpace our declining product lines.

•
In Healthcare, we expect overall revenue will decline owing to continued erosion in our transcription offerings that will be offset by growth in Dragon Medical cloud and professional services. Within the segment, net new bookings will continue to enjoy benefits from Dragon Medical cloud, Clintegrity and our bundled clinical documentation offerings.

•
In Mobile, we expect revenue growth will be led by our automotive business as we see the benefits of design wins and bookings from recent periods, as well as from the continued geographic expansion of our mobile operator services. This will be offset by continued declines in handsets revenue. We expect, however, that this decline will abate at the end of FY17.

•
In Enterprise, the combination of our self-service and assisted-service offerings into new omni-channel solutions will provide continued revenue growth. In addition, we expect additional revenue growth in our on-premise offerings, voice biometrics, cloud services and professional services. Bookings growth for Enterprise will be led by these same factors.

•	In Imaging, we expect that expanded channel partnerships and unified print and scan offerings will result in increased bookings and organic revenue growth this year.

With these factors in mind, we expect organic revenue growth in FY17 of approximately 1%, representing a 300 basis point improvement over FY16’s organic growth rate. This is consistent with guidance communicated previously of a 100 to 200 basis point improvement in our organic growth rate in FY17 and an incremental 100 basis points of organic revenue growth from TouchCommerce.

Regarding expenses, throughout FY16 as part of our transformation program, we further intensified our focus on cost efficiencies to drive greater profitability for the business. We applied significant discipline across the organization and directed investments away from several mature businesses and towards our highest growth opportunities. These efforts delivered meaningful results, leading to overall efficiency improvements, more focused R&D investments, decreased operating expenses and a return to organic growth.

We intend to continue our transformation program as we head into FY17, maintaining our cost discipline and prioritizing investments for stronger bookings and revenue growth. For example, we expect targeted investments in specific lines of business that will drive growth, including automotive, Enterprise On-Premise, unified print and scan offerings, CDI and Dragon Medical Cloud.

Investors should note that we expect operating margins and gross margins to be essentially flat in fiscal 2017 compared to fiscal 2016. This is consistent with margin expectations previously communicated after incorporating the dilutive margin impact of the recent TouchCommerce acquisition.

After taking each of these revenue and expense factors into account, we expect the following:

For the first quarter fiscal 2017

•	Non-GAAP revenue between $483.0 million and $497.0 million;

•	GAAP revenue between $476.0 million and $490.0 million;

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
10

•	Non-GAAP EPS between $0.32 and $0.35; and,

•	GAAP EPS between $(0.09) and $(0.06).

For the full year fiscal 2017

•	Net new bookings growing between 2% to 6%;

•	Non-GAAP revenue in the range of $2,020 million and $2,070 million;

•	Organic non-GAAP revenue growth of approximately 1%;

•	GAAP revenue between $1,989 million and $2,039 million;

•	Recurring revenue between 72% and 73% of total revenue;

•	Non-GAAP gross margin of approximately 63%;

•	Non-GAAP operating margin between 28% and 29%;

•	Non-GAAP EPS between $1.53 and $1.63;

•	GAAP EPS between $(0.04) and $0.06;

•	CFFO as a percentage of non-GAAP net income of approximately 110%;

•	Capital expenditures of approximately $60 million to $70 million;

•	Net cash interest expense of approximately $90 million;

•	Net cash tax rate of approximately 5% to 6%; and,

•	Diluted share count of approximately 296 million shares.

Looking ahead further to fiscal 2018, we expect a continuation of the favorable trends we have outlined for FY16 and FY17. In particular, we will begin to fully enjoy the benefits of the business and model transitions we have discussed with investors in recent years, most notably the expansion of Nuance cloud offerings, the shift to higher recurring revenues and our discipline in costs and investments.

Taking these factors into account, we expect the following in FY18:

•	Similar performance in net new bookings growth to FY17, driven by Enterprise, Automotive, Clintegrity, Mobile Operator Services, and MFP offerings;

•
Overall organic revenue growth between 2% to 4% over FY17 led by growth in Dragon Medical cloud, Automotive, and our Enterprise cloud and on-premise offerings that will more than offset declines in healthcare transcription and handsets;

•	Flat gross margins as the majority of revenue growth will be through our cloud and professional services, which carry a lower margin than license revenue;

•	Modest operating margin expansion of approximately 50 basis points; and,

•	Continued growth in non-GAAP net income, EPS and cash flow from operations as a result of continued cost discipline and expansion on our growing revenue base.

This ends the prepared conference call remarks.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
11

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior year period rather than the actual exchange rates in effect during the current period.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements. Constant currency for net new bookings is calculated using current period net new bookings denominated in currencies other than United States dollars converted into United States dollars using the average exchange rate for those currencies from the prior year period rather than the actual exchange rate in effect during the current period.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
12

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: fluctuations in demand for our existing and future products; changes to economic conditions in the United States and internationally; fluctuating currency rates, our ability to control and successfully manage our expenses and cash position; our ability to execute our transformation program to reduce costs and optimize processes; the effects of competition, including pricing pressure; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2015, as supplemented by our current report on Form 8-K filed on May 11, 2016, and our quarterly reports, and other reports we have filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance we mean performance excluding the effect of current foreign currency rate fluctuations. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended September 30, 2016 and 2015, our management has either included or excluded items in six general categories, each of which is described below.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
13

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Notable Solutions and Quantim for the three and twelve months ended September 30, 2016 and 2015, that we would have recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees and expenses; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)
Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii)
Professional service fees and expenses. Professional service fees and expenses include financial advisory, legal, accounting and other outside services in connection with acquisition activities, and disputes and regulatory matters related to acquired entities.

(iii)
Acquisition-related adjustments. Acquisition-related adjustments include items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
14

Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results. Costs associated with the research and development portion of the agreements have been excluded from research and development expense and costs for the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying valuation methodologies, subjective assumptions and the variety of award types, we believe that excluding stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
15

Other Expenses.
We exclude certain other expenses that result from unplanned events in order to measure operating performance and current and future liquidity both with and without these expenses. By providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arise outside of the ordinary course of continuing operations. These items include losses from extinguishing our convertible debt and adjustments from changes in fair value of share-based instruments relating to issuing our common stock with security price guarantees payable in cash. Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation program, and gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

The non-GAAP information included in this document should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

Financial Tables Follow

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
16

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015

Revenues:
Product and licensing	$178,540	$189,345	$669,227	$696,290
Professional services and hosting	245,667	234,552	955,329	919,479
Maintenance and support	81,997	80,222	324,347	315,367
Total revenues	506,204	504,119	1,948,903	1,931,136

Cost of revenues:
Product and licensing	21,359	23,341	86,379	91,839
Professional services and hosting	159,785	157,413	626,168	618,633
Maintenance and support	13,581	13,333	54,077	54,424
Amortization of intangible assets	15,799	17,108	62,876	63,646
Total cost of revenues	210,524	211,195	829,500	828,542

Gross profit	295,680	292,924	1,119,403	1,102,594

Operating expenses:
Research and development	65,618	73,530	271,130	306,867
Sales and marketing	101,427	107,093	390,866	410,877
General and administrative	41,704	45,896	168,473	187,263
Amortization of intangible assets	27,792	26,104	108,021	104,630
Acquisition-related costs, net	8,740	677	17,166	14,379
Restructuring and other charges, net	4,967	10,966	25,224	23,669
Total operating expenses	250,248	264,266	980,880	1,047,685

Income from operations	45,432	28,658	138,523	54,909
Other expense, net	(37,619)	(28,553)	(136,784)	(135,381)
Income (loss) before income taxes	7,813	105	1,739	(80,472)
(Benefit) provision for income taxes	(10,661)	11,132	14,197	34,538
Net income (loss)	$18,474	$(11,027)	$(12,458)	$(115,010)

Net income (loss) per share:
Basic	$0.07	$(0.04)	$(0.04)	$(0.36)
Diluted	$0.06	$(0.04)	$(0.04)	$(0.36)

Weighted average common shares outstanding:
Basic	283,139	309,281	292,129	317,028
Diluted	289,371	309,281	292,129	317,028

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
17

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	September 30, 2016	September 30, 2015

ASSETS
Current assets:
Cash and cash equivalents	$481,620	$479,449
Marketable securities	98,840	57,237
Accounts receivable, net	380,004	373,162
Prepaid expenses and other current assets	78,126	76,777
Total current assets	1,038,590	986,625

Marketable securities	27,632	32,099
Land, building and equipment, net	185,169	186,007
Goodwill	3,508,879	3,378,334
Intangible assets, net	762,220	796,285
Other assets	138,980	132,559
Total assets	$5,661,470	$5,511,909

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$—	$4,834
Contingent and deferred acquisition payments	9,468	15,651
Accounts payable and accrued expenses	332,258	281,190
Deferred revenue	349,173	324,709
Total current liabilities	690,899	626,384

Long-term portion of debt	2,433,152	2,103,079
Deferred revenue, net of current portion	386,960	343,452
Other liabilities	219,129	173,742
Total liabilities	3,730,140	3,246,657

Stockholders' equity	1,931,330	2,265,252
Total liabilities and stockholders' equity	$5,661,470	$5,511,909

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
18

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015

Cash flows from operating activities:
Net income (loss)	$18,474	$(11,027)	$(12,458)	$(115,010)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	58,381	58,753	231,474	230,645
Stock-based compensation	40,871	56,804	163,828	176,776
Non-cash interest expense	13,061	7,300	47,105	29,378
Deferred tax (benefit) provision	(18,494)	9,161	(12,014)	16,690
Loss on extinguishment of debt	—	—	4,851	17,714
Other	(586)	4,203	(575)	9,843
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	2,076	(9,333)	25,450	41,657
Prepaid expenses and other assets	2,881	10,778	(9,645)	(3,931)
Accounts payable	13,165	11,429	38,206	(3,218)
Accrued expenses and other liabilities	9,276	(4,952)	27,826	(48,118)
Deferred revenue	(237)	18,491	61,747	135,151
Net cash provided by operating activities	138,868	151,607	565,795	487,577
Cash flows from investing activities:
Capital expenditures	(13,460)	(9,880)	(54,883)	(58,039)
Payments for business and technology acquisitions, net of cash acquired	(144,569)	(1,244)	(172,763)	(83,278)
Purchases of marketable securities and other investments	(81,389)	(33,932)	(117,640)	(148,697)
Proceeds from sales and maturities of marketable securities and other investments	16,031	34,386	82,285	83,867
Net cash used in investing activities	(223,387)	(10,670)	(263,001)	(206,147)
Cash flows from financing activities:
Payments of debt	—	(1,208)	(511,844)	(261,051)
Proceeds from issuance of long-term debt, net of issuance costs	(502)	(2,988)	959,358	253,224
Payments for repurchase of common stock	—	(60,076)	(699,472)	(298,279)
Net payments on other long-term liabilities	(51)	(620)	(1,371)	(3,003)
Payments for settlement of other share-based derivatives, net	—	—	—	(340)
Proceeds from issuance of common stock from employee stock plans	8,389	13,441	16,850	25,776
Cash used to net share settle employee equity awards	(1,589)	(4,287)	(68,636)	(57,560)
Net cash provided by (used in) financing activities	6,247	(55,738)	(305,115)	(341,233)
Effects of exchange rate changes on cash and cash equivalents	837	(2,866)	4,492	(7,978)
Net (decrease) increase in cash and cash equivalents	(77,435)	82,333	2,171	(67,781)
Cash and cash equivalents at beginning of period	559,055	397,116	479,449	547,230
Cash and cash equivalents at end of period	$481,620	$479,449	$481,620	$479,449

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
19

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2016	2015	2016	2015

GAAP revenues	$506,204	$504,119	$1,948,903	$1,931,136
Acquisition-related revenue adjustments: product and licensing	3,710	6,026	20,095	32,923
Acquisition-related revenue adjustments: professional services and hosting	2,534	2,843	10,212	13,142
Acquisition-related revenue adjustments: maintenance and support	—	332	383	1,868
Non-GAAP revenues	$512,448	$513,320	$1,979,593	$1,979,069

GAAP cost of revenues	$210,524	$211,195	$829,500	$828,542
Cost of revenues from amortization of intangible assets	(15,799)	(17,108)	(62,876)	(63,646)
Cost of revenues adjustments: product and licensing (1,2)	(90)	140	(376)	1,020
Cost of revenues adjustments: professional services and hosting (1,2)	(7,429)	(10,494)	(30,129)	(29,734)
Cost of revenues adjustments: maintenance and support (1)	(1,064)	(1,413)	(4,138)	(3,989)
Non-GAAP cost of revenues	$186,142	$182,320	$731,981	$732,193

GAAP gross profit	$295,680	$292,924	$1,119,403	$1,102,594
Gross profit adjustments	30,626	38,076	128,209	144,282
Non-GAAP gross profit	$326,306	$331,000	$1,247,612	$1,246,876

GAAP income from operations	$45,432	$28,658	$138,523	$54,909
Gross profit adjustments	30,626	38,076	128,209	144,282
Research and development (1)	8,615	12,651	35,671	39,038
Sales and marketing (1)	12,041	18,134	49,064	50,310
General and administrative (1)	11,633	13,638	43,525	51,955
Amortization of intangible assets	27,792	26,104	108,021	104,630
Costs associated with IP collaboration agreements	—	2,000	4,000	10,500
Acquisition-related costs, net	8,740	677	17,166	14,379
Restructuring and other charges, net	4,967	10,966	25,224	23,669
Other	3,156	4,341	15,145	24,933
Non-GAAP income from operations	$153,002	$155,245	$564,548	$518,605

GAAP (benefit) provision for income taxes	$(10,661)	$11,132	$14,197	$34,538
Non-cash taxes	20,550	(6,621)	12,080	(15,199)
Non-GAAP provision for income taxes	$9,889	$4,511	$26,277	$19,339

GAAP net income (loss)	$18,474	$(11,027)	$(12,458)	$(115,010)
Acquisition-related adjustment - revenues (2)	6,244	9,201	30,690	47,933
Acquisition-related adjustment - cost of revenues (2)	1	(614)	(925)	(2,770)
Acquisition-related costs, net	8,740	677	17,166	14,379
Cost of revenue from amortization of intangible assets	15,799	17,108	62,876	63,646
Amortization of intangible assets	27,792	26,104	108,021	104,630
Restructuring and other charges, net	4,967	10,966	25,224	23,669
Non-cash stock-based compensation (1)	40,871	56,804	163,828	176,776
Non-cash interest expense	13,061	7,300	47,105	29,378
Non-cash income taxes	(20,550)	6,621	(12,080)	15,199
Costs associated with IP collaboration agreements	—	2,000	4,000	10,500
Change in fair value of share-based instruments	—	—	(61)	204
Loss on extinguishment of debt	—	—	4,851	17,714
Other	3,156	4,507	16,180	25,362
Non-GAAP net income	$118,555	$129,647	$454,417	$411,610

Non-GAAP diluted net income per share	$0.41	$0.41	$1.52	$1.27

Diluted weighted average common shares outstanding	289,371	317,443	298,292	323,940

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
20

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015

GAAP operating expenses	$250,248	$264,266	$980,880	$1,047,685
Research and development (1)	(8,615)	(12,651)	(35,671)	(39,038)
Sales and marketing (1)	(12,041)	(18,134)	(49,064)	(50,310)
General and administrative (1)	(11,633)	(13,638)	(43,525)	(51,955)
Amortization of intangible assets	(27,792)	(26,104)	(108,021)	(104,630)
Costs associated with IP collaboration agreements	—	(2,000)	(4,000)	(10,500)
Acquisition-related costs, net	(8,740)	(677)	(17,166)	(14,379)
Restructuring and other charges, net	(4,967)	(10,966)	(25,224)	(23,669)
Other	(3,156)	(4,341)	(15,145)	(24,933)
Non-GAAP operating expenses	$173,304	$175,755	$683,064	$728,271

GAAP research and development expense	$65,618	$73,530	$271,130	$306,867
Non-cash stock-based compensation (1)	(8,615)	(12,651)	(35,671)	(39,038)
Costs associated with IP collaboration agreements	—	—	—	(2,500)
Non-GAAP research and development expense	$57,003	$60,879	$235,459	$265,329

GAAP sales and marketing expense	$101,427	$107,093	$390,866	$410,877
Non-cash stock-based compensation (1)	(12,041)	(18,134)	(49,064)	(50,310)
Costs associated with IP collaboration agreements	—	(2,000)	(4,000)	(8,000)
Other	(9)	(1,131)	(52)	(2,578)
Non-GAAP sales and marketing expense	$89,377	$85,828	$337,750	$349,989

GAAP general and administrative expense	$41,704	$45,896	$168,473	$187,263
Non-cash stock-based compensation (1)	(11,633)	(13,638)	(43,525)	(51,955)
Other	(3,147)	(3,210)	(15,093)	(22,355)
Non-GAAP general and administrative expense	$26,924	$29,048	$109,855	$112,953

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
21

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015

(1) Non-cash stock-based compensation
Cost of product and licensing	$90	$185	$376	$516
Cost of professional services and hosting	7,428	10,783	31,054	30,968
Cost of maintenance and support	1,064	1,413	4,138	3,989
Research and development	8,615	12,651	35,671	39,038
Sales and marketing	12,041	18,134	49,064	50,310
General and administrative	11,633	13,638	43,525	51,955
Total	$40,871	$56,804	$163,828	$176,776

(2) Acquisition-related revenue and cost of revenue
Revenues	$6,244	$9,201	$30,690	$47,933
Cost of product and licensing	—	(325)	—	(1,536)
Cost of professional services and hosting	1	(289)	(925)	(1,234)
Total	$6,245	$8,587	$29,765	$45,163

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
22

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$474.0	$475.1	$477.9	$504.1	$1,931.1	$486.1	$478.7	$477.9	$506.2	$1,948.9
Adjustment	15.0	13.0	10.8	9.2	47.9	8.8	8.7	7.0	6.2	30.7
Non-GAAP Revenues	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9	$487.4	$484.9	$512.4	$1,979.6

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$247.7	$240.2	$247.0	$255.0	$990.0	$245.4	$242.1	$238.8	$238.1	$964.4
Adjustment	3.1	3.1	2.4	2.1	10.7	2.7	2.3	2.2	1.7	8.9
Non-GAAP Revenues	$250.8	$243.3	$249.4	$257.2	$1,000.8	$248.1	$244.4	$241.0	$239.8	$973.3

Mobile	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$85.7	$100.2	$94.3	$104.1	$384.3	$95.0	$89.9	$90.2	$95.8	$370.9
Adjustment	1.8	1.7	1.7	1.6	6.9	1.4	2.0	1.6	1.4	6.4
Non-GAAP Revenues	$87.5	$102.0	$96.0	$105.8	$391.2	$96.4	$91.8	$91.8	$97.2	$377.3

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$89.8	$82.6	$86.4	$87.9	$346.7	$88.3	$93.7	$94.9	$108.1	$385.0
Adjustment	0.9	0.7	0.6	0.5	2.7	0.5	0.8	0.3	0.9	2.5
Non-GAAP Revenues	$90.6	$83.3	$87.0	$88.4	$349.3	$88.8	$94.4	$95.2	$109.0	$387.5

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$50.8	$52.0	$50.2	$57.0	$210.0	$57.4	$53.1	$53.9	$64.2	$228.6
Adjustment	9.2	7.5	6.1	4.9	27.7	4.2	3.6	2.9	2.2	13.0
Non-GAAP Revenues	$60.1	$59.5	$56.3	$61.9	$237.7	$61.6	$56.7	$56.8	$66.4	$241.6

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
23

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Perpetual Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$117.0	$121.3	$108.1	$115.9	$462.1	$115.2	$88.0	$80.9	$99.5	$383.6
Adjustment	2.2	4.6	3.6	2.4	13.0	2.0	2.2	1.4	1.0	6.6
Non-GAAP Revenues	$119.2	$125.9	$111.7	$118.3	$475.2	$117.2	$90.2	$82.3	$100.5	$390.2

Recurring Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$52.7	$53.2	$54.7	$73.5	$234.1	$63.9	$70.6	$72.1	$79.1	$285.6
Adjustment	8.4	4.6	3.5	3.6	20.1	4.0	3.5	3.3	2.7	13.5
Non-GAAP Revenues	$61.1	$57.8	$58.2	$76.9	$254.0	$67.9	$74.1	$75.3	$81.7	$299.1

Professional Services Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$54.8	$51.2	$51.2	$52.9	$210.0	$49.7	$55.6	$61.2	$58.7	$225.2
Adjustment	0.4	0.4	0.4	0.3	1.5	0.3	0.4	0.3	0.2	1.1
Non-GAAP Revenues	$55.2	$51.6	$51.6	$53.2	$211.5	$50.0	$55.9	$61.5	$58.9	$226.3

Hosting Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$171.4	$173.3	$183.1	$181.7	$709.5	$177.4	$184.6	$181.1	$187.0	$730.2
Adjustment	3.4	2.9	2.8	2.4	11.5	2.3	2.5	2.0	2.3	9.1
Non-GAAP Revenues	$174.8	$176.2	$185.9	$184.2	$721.2	$179.7	$187.1	$183.2	$189.3	$739.2

Maintenance and Support Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$78.2	$76.1	$80.9	$80.2	$315.4	$79.9	$79.9	$82.5	$82.0	$324.3
Adjustment	0.6	0.5	0.4	0.3	1.8	0.2	0.1	—	—	0.4
Non-GAAP Revenues	$78.8	$76.6	$81.3	$80.6	$317.1	$80.2	$80.0	$82.5	$82.0	$324.7

Total Recurring Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016
GAAP Revenues	$308.9	$307.5	$323.6	$340.5	$1,280.5	$326.1	$339.6	$339.7	$352.1	$1,357.4
Adjustment	12.7	8.1	6.8	6.5	34.1	6.4	6.2	5.3	5.0	22.9
Non-GAAP Revenues	$321.7	$315.6	$330.4	$347.0	$1,314.7	$332.5	$345.8	$345.0	$357.1	$1,380.3

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
24

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2015	2015	2015	2015	2015	2016	2016	2016	2016	2016

Total segment revenues	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9	$487.4	$484.9	$512.4	$1,979.6
Acquisition-related revenue adjustments	(15.0)	(13.0)	(10.8)	(9.2)	(47.9)	(8.8)	(8.7)	(7.0)	(6.2)	(30.7)
Total consolidated revenues	$474.0	$475.1	$477.9	$504.1	$1,931.1	$486.1	$478.7	$477.9	$506.2	$1,948.9

Total segment profit	$136.2	$156.4	$156.6	$186.1	$635.3	$168.2	$168.1	$160.8	$180.6	$677.6
Corporate expenses and other, net	(37.2)	(36.8)	(32.4)	(35.2)	(141.6)	(30.7)	(35.9)	(30.9)	(30.8)	(128.2)
Acquisition-related revenues and costs of revenues adjustment	(14.3)	(12.1)	(10.2)	(8.6)	(45.2)	(8.6)	(8.5)	(6.5)	(6.2)	(29.8)
Non-cash stock-based compensation	(47.4)	(30.9)	(41.7)	(56.8)	(176.8)	(42.3)	(38.2)	(42.4)	(40.9)	(163.8)
Amortization of intangible assets	(42.0)	(41.0)	(42.1)	(43.2)	(168.3)	(42.7)	(42.8)	(41.9)	(43.6)	(170.9)
Acquisition-related costs, net	(4.8)	(6.5)	(2.4)	(0.7)	(14.4)	(2.5)	(1.2)	(4.7)	(8.7)	(17.2)
Restructuring and other charges, net	(2.2)	0.3	(10.8)	(11.0)	(23.7)	(7.9)	(6.7)	(5.7)	(5.0)	(25.2)
Costs associated with IP collaboration agreements	(2.9)	(2.9)	(2.6)	(2.0)	(10.5)	(2.0)	(2.0)	—	—	(4.0)
Other expense, net	(30.1)	(29.5)	(47.2)	(28.6)	(135.4)	(35.8)	(30.7)	(32.7)	(37.6)	(136.8)
(Loss) income before income taxes	$(44.7)	$(3.0)	$(32.9)	$0.1	$(80.5)	$(4.3)	$2.2	$(4.0)	$7.8	$1.7

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
25

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31, 2016
	Low	High
GAAP revenue	$476,000	$490,000
Acquisition-related adjustment - revenue	7,000	7,000
Non-GAAP revenue	$483,000	$497,000

GAAP net loss per share	$(0.09)	$(0.06)
Acquisition-related adjustment - revenue	0.02	0.02
Acquisition-related costs, net	0.03	0.03
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.10	0.10
Non-cash stock-based compensation	0.13	0.13
Non-cash interest expense	0.05	0.05
Non-cash income taxes	0.01	0.01
Restructuring and other charges, net	0.01	0.01
Other	0.01	0.01
Non-GAAP net income per share	$0.32	$0.35

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	289,000	289,000
Weighted average common shares: diluted	294,000	294,000

© 2016 Nuance Communications, Inc. All rights reserved

2016 fourth quarter and fiscal year results	November 17, 2016
Prepared remarks
26

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2017
	Low	High
GAAP revenue	$1,989,000	$2,039,000
Acquisition-related adjustment - revenue	31,000	31,000
Non-GAAP revenue	$2,020,000	$2,070,000

GAAP net (loss) income per share	$(0.04)	$0.06
Acquisition-related adjustment - revenue	0.10	0.10
Acquisition-related costs, net	0.09	0.09
Cost of revenue from amortization of intangible assets	0.20	0.20
Amortization of intangible assets	0.37	0.37
Non-cash stock-based compensation	0.53	0.53
Non-cash interest expense	0.18	0.18
Non-cash income taxes	0.03	0.03
Restructuring and other charges, net	0.04	0.04
Other	0.03	0.03
Non-GAAP net income per share	$1.53	$1.63

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	290,000	290,000
Weighted average common shares: diluted	296,000	296,000

© 2016 Nuance Communications, Inc. All rights reserved